SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 5)/1/



                               BCSB BANKCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   054948 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            /X/   Rule 13d-1(b)

            /X/   Rule 13d-1(c)

            / /   Rule 13d-1(d)


----------------------

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 17 Pages

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 2 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    BCSB BANKCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /    52-2158786
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    STATE OF MARYLAND
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER               0
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       175,076
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER          0
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  175,076
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    175,076
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    2.96%
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 3 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    BCSB BANKCORP, INC. DEFERRED COMPENSATION PLAN TRUST
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /    52-2108333
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    STATE OF MARYLAND
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER               0
/      NUMBER OF        --------------------------------------------------------
/       SHARES          / 6  /   SHARED VOTING POWER       128,752
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/        EACH           / 7  /   SOLE DISPOSITIVE POWER          0
/      REPORTING        /    /
/       PERSONS         --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  128,752
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    128,752
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /   / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    2.18%
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 4 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    BALTIMORE COUNTY SAVINGS BANK FOUNDATION, INC.
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /    52-2108339
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    STATE OF MARYLAND
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER               0
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER        59,800
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER          0
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER   59,800
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    59,800
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    1.01%
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 5 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    BALTIMORE COUNTY SAVINGS BANK EMPLOYEES' SAVINGS & PROFIT SHARING
/       /    PLAN AND TRUST
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /    52-1892231
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    STATE OF MARYLAND
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER               0
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER        57,564
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER          0
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER   57,564
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    57,564
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    0.97%
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 6 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    BCSB BANKCORP, INC. MANAGEMENT RECOGNITION PLAN TRUST
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /    52-2108333
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    STATE OF MARYLAND
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER               0
/      NUMBER OF        --------------------------------------------------------
/       SHARES          / 6  /   SHARED VOTING POWER        39,241
/    BENEFICIALLY       /    /
/      OWNED BY         --------------------------------------------------------
/        EACH           / 7  /   SOLE DISPOSITIVE POWER          0
/     REPORTING         /    /
/      PERSON           --------------------------------------------------------
/       WITH            / 8  /   SHARED DISPOSITIVE POWER   39,241
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    39,241
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    0.66%
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 7 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    H. ADRIAN COX
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          20,287 (1)
/      NUMBER OF        --------------------------------------------------------
/       SHARES          / 6  /   SHARED VOTING POWER       460,433 (2)
/    BENEFICIALLY       /    /
/      OWNED BY         --------------------------------------------------------
/        EACH           / 7  /   SOLE DISPOSITIVE POWER     20,287 (1)
/     REPORTING         /    /
/      PERSON           --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  460,433 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    480,720
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    8.14% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------


(1) Includes options to acquire 11,500 shares, which options are exercisable within 60 days.
(2) Includes shares held by the BCSB Bankcorp, Inc. Employee Stock Ownership Trust ("ESOP Trust"), the BCSB Bankcorp, Inc. Deferred Compensation Plan Trust ("DCP Trust"), Baltimore County Savings Bank Foundation, Inc. (the "Foundation"), the Baltimore County Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Savings Trust") and the BCSB Bankcorp, Inc. Management Recognition Plan and Trust ("MRP Trust"), of which the reporting person serves as a trustee.
(3) Assumes options to acquire 11,500 shares have been exercised. Based on 5,898,593 shares of common stock outstanding as of January 1, 2004.

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 8 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    WILLIAM J. KAPPAUF, JR.
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER           2,000 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       421,192 (2)
/    BENEFICIALLY       /    /
/      OWNED BY         --------------------------------------------------------
/        EACH           / 7  /   SOLE DISPOSITIVE POWER      2,000 (1)
/     REPORTING         /    /
/      PERSON           --------------------------------------------------------
/       WITH            / 8  /   SHARED DISPOSITIVE POWER  421,192 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    423,192
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    7.17% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes options to acquire 11,500 shares, which options are exercisable within 60 days.
(2) Includes shares held by the ESOP Trust, the DCP Trust, the Foundation and the Savings Trust, of which the reporting person serves as a trustee.
(3) Assumes options to acquire 11,500 shares have been exercised. Based on 5,898,593 shares of common stock outstanding as of January 1, 2004.

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /         Page 9 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    HENRY V. KAHL
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          17,392 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       460,433 (2)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER     17,392 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/         WITH          / 8  /   SHARED DISPOSITIVE POWER  460,433 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    477,826
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /   / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    8.10% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes options to acquire 11,500 shares, which options are exercisable within 60 days.
(2) Includes shares held by the ESOP Trust, DCP Trust, the Foundation, Savings Trust and MRP Trust, of which the reporting person serves as a trustee.
(3) Assumes options to acquire 11,500 shares have been exercised. Based on 5,898,593 shares of common stock outstanding as of January 1, 2004.

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /        Page 10 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    JOHN J. PANZER, JR.
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER         23,017 (1)
/      NUMBER OF        --------------------------------------------------------
/       SHARES          / 6  /   SHARED VOTING POWER       39,241 (2)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER    23,017 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/         WITH          / 8  /   SHARED DISPOSITIVE POWER  39,241 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    62,258
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    1.05% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes options to acquire 11,500 shares, which options are exercisable within 60 days.
(2) Consists of shares held by the MRP Trust, of which the reporting person serves as a trustee.
(3) Assumes options to acquire 11,500 shares have been exercised. Based on 5,898,593 shares of common stock outstanding as of January 1, 2004.

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4      /         13G            /        Page 11 of 17 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    MICHAEL J. KLEIN
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          4,043 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       59,800 (2)
/    BENEFICIALLY       /    /
/      OWNED BY         --------------------------------------------------------
/        EACH           / 7  /   SOLE DISPOSITIVE POWER     4,043 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  59,800 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    63,843
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    1.08% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes options to acquire 1,500 shares, which options are exercisable within 60 days.
(2) Consists of shares held by the Foundation, of which the reporting person serves as a trustee.
(3) Assumes options to acquire 1,500 shares have been exercised. Based on 5,898,593 shares of common stock outstanding as of January 1, 2004.

                                              ------------------------------
                                              /      Page 12 of 17 Pages   /
                                              ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


ITEM 1(a).        NAME OF ISSUER:
         BCSB Bankcorp, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         4111 East Joppa Road, Suite 300
         Baltimore, Maryland 21236

ITEM 2(a).        NAME OF PERSON(S) FILING:
     The BCSB Bankcorp, Inc. Employee Stock Ownership Plan Trust (the "ESOP Trust"), the BCSB Bankcorp, Inc. Deferred Compensation Plan Trust (the "DCP Trust"), the Baltimore County Savings Bank Foundation, Inc. ("Foundation"), the Baltimore County Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Savings Trust"), the BCSB Bankcorp, Inc. Management Recognition Plan Trust (the "MRP Trust") (together, the "Trusts"); and H. Adrian Cox and Henry V. Kahl who each serve as a trustee of the ESOP Trust, DCP Trust, the Foundation, Savings Trust and MRP Trust; William J. Kappauf, Jr. who serves as a trustee of the ESOP Trust, DCP Trust, the Foundation and the Savings Trust; Michael J. Klein, who serves as a trustee of the Foundation; and John J. Panzer, Jr., who serves as a trustee of the MRP Trust (together, the "Trustees").

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
     Same as Item 1(b) for all reporting persons.

ITEM 2(c).        CITIZENSHIP:
         See Row 4 of the second part of the cover page provided for each reporting person.

                                           ------------------------------
                                           /     Page 13 of 17 Pages    /
                                           ------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
         Common Stock, par value $.01 per share.

ITEM 2(e).        CUSIP NUMBER:  054948 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (f) /X/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

     Items (a), (b), (c), (d), (e), (g), (h), (i) and (j) hereof are not applicable. This Schedule 13G is being filed on behalf of the ESOP Trust and the Savings Trust, filing pursuant to the Item 3(f) classification, and on behalf of the DCP Trust, the Foundation and the MRP Trust and each trustee of the Trusts, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters. Exhibit A discloses the relationship between all persons who are parties to this filing.

ITEM 4.           OWNERSHIP.
         (a)      AMOUNT BENEFICIALLY OWNED:  See Row 9 of the second part of
                  -------------------------
                  the cover page provided for each reporting person.

         (b)      PERCENT OF CLASS:  See Row 11 of the second part of the cover
                  ----------------
                  page provided for each reporting person.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:  See Rows 5, 6,
                  --------------------------------------------
                  7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

BCSB Bankcorp Inc. Employee Stock Ownership Plan Trust:                /X/

BCSB Bankcorp, Inc. Deferred Compensation Plan Trust:                  /X/

Baltimore County Savings Bank Foundation, Inc.:                        /X/

Baltimore County Savings Bank Employees' Savings & Profit Sharing
Plan and Trust:                                                        /X/

BCSB Bankcorp, Inc. Management Recognition Plan Trust:                 /X/

John J. Panzer, Jr.:                                                   /X/

Michael J. Klein:                                                      /X/

H. Adrian Cox                                                          / /

William J. Kappauf, Jr.                                                / /

Henry V. Kahl                                                          / /

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                                              ------------------------------
                                              /     Page 14 of 17 Pages    /
                                              ------------------------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
              HOLDING COMPANY OR CONTROL PERSON.
         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10. CERTIFICATIONS.
     By signing below, each signatory in the capacity of a Trustee of a Trust certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each Trustee in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                               ------------------------------
                                               /      Page 15 of 17 Pages   /
                                               ------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BCSB BANKCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                             February 11, 2004
------------------------------------                          -----------------
H. Adrian Cox, as Trustee                                     Date

/s/ William J. Kappauf, Jr.                                   February 11, 2004
------------------------------------                          -----------------
William J. Kappauf, Jr., as Trustee                           Date

/s/ Henry V. Kahl                                             February 11, 2004
------------------------------------                          -----------------
Henry V. Kahl, as Trustee                                     Date


BCSB BANKCORP, INC.
DEFERRED COMPENSATION PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                             February 11, 2004
------------------------------------                          -----------------
H. Adrian Cox, as Trustee                                     Date

/s/ William J. Kappauf, Jr.                                   February 11, 2004
------------------------------------                          -----------------
William J. Kappauf, Jr., as Trustee                           Date

/s/ Henry V. Kahl                                             February 11, 2004
------------------------------------                          -----------------
Henry V. Kahl, as Trustee                                     Date

BALTIMORE COUNTY SAVINGS BANK
EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

By:      Baltimore County Savings Bank, Its Trustee

/s/ William M. Loughran                                       February 11, 2004
----------------------------------------------                -----------------
William M. Loughran, Its Senior Vice President                Date


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                                              /      Page 16 of 17 Pages   /
                                              ------------------------------

BALTIMORE COUNTY SAVINGS BANK FOUNDATION, INC.

By Its Trustees:

/s/ H. Adrian Cox                                             February 11, 2004
-----------------------------------------------------         -----------------
H. Adrian Cox, as Trustee                                     Date

/s/ William J. Kappauf, Jr.                                   February 11, 2004
-----------------------------------------------------         -----------------
William J. Kappauf, Jr., as Trustee                           Date

/s/ Henry V. Kahl                                             February 11, 2004
-----------------------------------------------------         -----------------
Henry V. Kahl, as Trustee                                     Date

/s/ Michael J. Klein                                          February 11, 2004
-----------------------------------------------------         -----------------
Michael J. Klein, as Trustee                                  Date

BCSB BANKCORP, INC.
MANAGEMENT RECOGNITION PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                             February 11, 2004
-----------------------------------------------------         -----------------
H. Adrian Cox, as Trustee                                     Date

/s/ Henry V. Kahl                                             February 11, 2004
-----------------------------------------------------         -----------------
Henry V. Kahl, as Trustee                                     Date

/s/ John J. Panzer, Jr.                                       February 11, 2004
-----------------------------------------------------         -----------------
John J. Panzer, Jr., as Trustee                               Date



/s/ H. Adrian Cox                                             February 11, 2004
-----------------------------------------------------         -----------------
H. Adrian Cox, as an Individual Stockholder                   Date

/s/ William J. Kappauf, Jr.                                   February 11, 2004
-----------------------------------------------------         -----------------
William J. Kappauf, Jr., as an Individual Stockholder         Date

/s/ Henry V. Kahl                                             February 11, 2004
-----------------------------------------------------         -----------------
Henry V. Kahl, as an Individual Stockholder                   Date

/s/ John J. Panzer, Jr.                                       February 11, 2004
-----------------------------------------------------         -----------------
John J. Panzer, Jr., as an Individual Stockholder             Date

/s/ Michael J. Klein                                          February 11, 2004
-----------------------------------------------------         -----------------
Michael J. Klein, as an Individual Stockholder                Date



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                                    EXHIBIT A


     The assets of the ESOP Trust, DCP Trust, MRP Trust and Foundation are held in trust by the Trustees, who have a fiduciary duty to act in the best interests of each Trust's respective beneficiaries. The assets of the Savings Plan Trust are held in trust by Baltimore County Savings Bank (in its capacity as trustee of the Savings Plan Trust), which has a fiduciary duty to act in the best interests of the Savings Plan Trust's beneficiaries. As directors of the Bank, the Trustees share voting and dispositive powers over the assets of the Savings Plan Trust. In their capacities as Trustees of all of the Trusts, the Trustees generally hold all shares of the Issuer's common stock for the benefit of the beneficiaries of the respective Trusts.